AMENDED AND RESTATED SCHEDULE A
TO THE CLASS A DISTRIBUTION PLAN
OF
FIRST INVESTORS INCOME FUNDS

FIRST INVESTORS INCOME FUNDS

Floating Rate Fund
Fund For Income
Government Cash Management Fund
International Opportunities Bond Fund
Investment Grade Fund
Limited Duration Bond Fund
Strategic Income Fund

Schedule updated as of January 31, 2019